UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 17, 2008

HSW International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33720	33-1135689
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

One Capital City Plaza, 3350 Peachtree Road, Suite 1600, Atlanta, Georgia 30326
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code	(404) 364-5823

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.

On September 17, 2008, HSW International, Inc. (“HSWI”) entered into a Content License Agreement with World Book, Inc., a Delaware corporation (“World Book”).  Under the Agreement, World Book grants HSWI a perpetual, irrevocable limited license to publish on the Internet certain content created by World Book (“Content”).  This license is exclusive to HSWI for publishing the Content on freely-accessible websites.

World Book agrees to deliver at least 16,000 Chinese-language articles across a variety of topics to HSWI by December 30, 2009, and provide updating services to them for a period of at least five years.  Under the agreement, HSWI may sublicense its rights to the Content in limited circumstances.  For a period of 18 months from the date of the Agreement, World Book agrees to work exclusively with HSWI to publish Chinese language Content on freely-accessible websites, and offer HSWI a right of first refusal to create any paid-subscription Chinese language websites for World Book which do not exist as of the date of the Agreement.

Under the Agreement, HSWI will pay World Book royalties based on net revenue it receives from advertising generated directly from the Content by web pages containing the Content, and HSWI will make non-refundable advances towards royalty payments.  HSWI will have the option to pay World Book a buy-out fee to eliminate its obligation to pay royalties.

While the Agreement terminates on December 30, 2009, certain provisions extend beyond the termination of the Agreement including, but not limited to, the term of the license for Content, which is perpetual.  Either HSWI or World Book may terminate the Agreement due to a material breach, subject to a 60 day cure period.  Upon early termination, HSWI is to pay World Book all amounts due up to the termination date.  Such termination would not affect HSWI’s perpetual and irrevocable Content rights.

HSWI and World Book make customary representations and warranties in the Agreement that generally expire upon the termination of the Agreement.  Additionally, World Book represents and warrants that the Content will comply with all laws and regulations of the People’s Republic of China, and will be within the guidelines for publication as contemplated by the Agreement.  Under the Agreement, HSWI also agrees to indemnify World Book against liabilities arising from third parties that claim HSWI websites, translated Content, and HSWI modifications and updates to Content infringe their intellectual property rights.  World Book agrees to indemnify HSWI against liabilities arising from third parties that claim the Content infringes their intellectual property rights.

There is no material relationship between HSWI, World Book or any of their affiliates other than the Agreement.

A copy of the press release announcing the Agreement is attached to this current report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.  The Agreement itself will be filed with HSWI’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2008.

Item 9.01.  Financial Statements and Exhibits.
(d)

Exhibit No.	Description

Exhibit 99.1	Press release dated September 23, 2008 announcing a content partnership with World Book, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HSW International, Inc.

Date: September 23, 2008	/s/ Bradley T. Zimmer
Bradley T. Zimmer, General Counsel